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                     WORLDWIDE ENTERTAINMENT & SPORTS CORP.

                        __________ shares of Common Stock

                           SELECTED DEALERS AGREEMENT

                                            __________, 1998

Dear Sirs:

        Bell Investment Group, Inc. ("Bell") is the Underwriter named in the Prospectus dated November __, 1998. The Underwriter has agreed to sell, on a "best efforts" basis, and subject to the terms and conditions set forth in the Underwriting Agreement referred to in the Prospectus, a minimum of _________ and a maximum of __________ shares of common stock (the "Common Stock") so as to generate gross proceeds to Worldwide Entertainment & Sports Corp. (the "Company") of between $4,500,000 and $6,500,000. The Common Stock, and the terms upon which they are to be offered for sale by the Underwriter, are more particularly described in the Prospectus.

1. The Common Stock is to be offered to the public by the Underwriter at a price of $ ___ per share of Common Stock (herein called the "Public Offering Price") and in accordance with the terms of the offering set forth in the Prospectus.


2. The Underwriter is offering, subject to the terms and conditions hereof, a portion of the Common Stock for sale to certain dealers which are members of the National Association of Securities Dealers, Inc. ("NASD") and agree to comply with the provisions of NASD Conduct Rule 2740 of such Association and to foreign dealers or institutions ineligible for membership in said Association which agree (a) not to resell Securities
        (i) to purchasers located in, or to persons who are nationals of, the United States of America or (ii) when there is a public demand for the Securities to persons specified as those to whom members of said Association participating in a distribution may not sell and (b) to comply, as though such foreign dealer or institution were a member of such Association, with Rules 2730, 2740, 2420 (to the extent applicable to foreign nonmember brokers or dealers) and Rule 2750 of such Rules (such dealers and institutions agreeing to purchase Common Stock and/or Warrants hereunder being hereinafter referred to as "Selected Dealers") at the Public Offering Price less a selling concession of $ ___ per share of Common Stock, payable as hereinafter provided, out of which concession an amount not exceeding $ ___ per share of Common Stock may be reallowed by Selected Dealers to members of the National Association of Securities Dealers, Inc. or to foreign dealers or institutions ineligible for membership therein which agree as aforesaid. The Underwriters may be included among the Selected Dealers.




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3.      The Underwriter shall act as your representative under this Agreement and shall have full authority to take such action as the Underwriter may deem advisable in respect to all matters pertaining to the public offering of the Common Stock.

4. If you desire to purchase any of the Common Stock, your application should reach us promptly by telephone or facsimile at the office of the Underwriter, and we will use our best efforts to fill the same. We reserve the right to reject all subscriptions in whole or in part, to make allotments and to close the subscription books at any time without notice. The shares of Common Stock allotted to you will be confirmed, subject to the terms and conditions of this Agreement.

5. The privilege of purchasing the shares of Common Stock is extended to you by the Representative only if they may lawfully sell the Common Stock to dealers in your state.

6. Any of the shares of Common Stock purchased by you under the terms of this Agreement may be immediately reoffered to the public in accordance with the terms of the offering set forth herein and in the Prospectus, subject to the securities laws of the various states. Neither you nor any other person is or has been authorized to give any information or to make any representations in connection with the sale of the Common Stock other than as contained in the Prospectus.

7. This Agreement will terminate when we shall have determined that the public offering of the Common Stock has been completed and upon telegraphic notice to you of such termination, but, if not previously terminated, this Agreement will terminate at the close of business on the 20th full business day after the date hereof; provided, however, that we shall have the right to extend this Agreement for an additional period or periods not exceeding 20 full business days in the aggregate upon telegraphic notice to you. Promptly after the termination of this Agreement there shall become payable to you the selling concession on all shares of Common Stock which you shall have sold hereunder and which shall not have been sold or contracted for (including certificates issued upon transfer) by us, in the open market or otherwise (except pursuant to Section 10 hereof), during the terms of this Agreement for the account of the Underwriter.

8. For the purpose of stabilizing the market in the Common Stock of the Company, we have been authorized to make purchases and sales thereof, in the open market or otherwise.

9. You agree to advise us from time to time, upon request, prior to the termination of this Agreement, of the number of Common Stock sold by you hereunder and remaining unsold at the time of such request, and, if in our opinion any such Common Stock shall be needed to make delivery of the Common Stock sold for the account of the Underwriter, you will, forthwith upon our request, grant to us, or such party as we determine for, our account the right, exercisable promptly after receipt of notice from you that such right has been granted, to purchase, at the Public Offering Price less the selling concession as we shall determine,


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        such number of shares of Common Stock owned by you as shall have been specified in our request.

10. On becoming a Selected Dealer and in offering and selling the Common Stock, you agree to comply with all applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and the NASD Conduct Rules.

11. Upon application, you will be informed as to the jurisdictions in which we have been advised that the Common Stock have been qualified for sale under the respective securities or blue sky laws of such jurisdictions, but we assume no obligation or responsibility as to the right of any Selected Dealer to sell the Common Stock in any jurisdiction or as to any sale therein.

12. Additional copies of the Prospectus will be supplied to you in reasonable quantities upon request.

13. It is expected that public advertisement of the Common Stock will be made on the first day after the effective date of the Registration Statement. Twenty-four (24) hours after such advertisement shall have appeared but not before, you will be free to advertise at your own expense, over your own name, subject to any restrictions of local laws, but your advertisement must conform in all respects to the requirements of the Securities Act of 1933, as amended, and we will not be under any obligation or liability in respect of your advertisement.

14. No Selected Dealer is authorized to act as our agent or to make any representation as to the existence of an agency relationship otherwise to act on our behalf in offering or selling the Common Stock to the public or otherwise.

15. We shall not be under any liability for or in respect of the value, validity or form of the certificates for the shares of Common Stock, or delivery of the certificates for the Common Stock, or the performance by anyone of any agreement on his part, or the qualification of the Common Stock for sale under the laws of any jurisdiction, or for or in respect of any matter connected with this Agreement, except for lack of good faith and for obligations expressly assumed by us in this Agreement. The foregoing provisions shall be deemed a waiver of any liability imposed under the Securities Act of 1933.

16. Payment for the Common Stock sold to you hereunder is to be made at the Public Offering Price, less the above mentioned selling concession at such time and date as we may advise, at the office of ________________________, by certified or official bank check payable to the order of Bell Investment Group, Inc. in current New York Clearing House funds at such place as we shall specify on one day's notice to you against delivery of certificates for the Common Stock.


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17.     Notice to us should be addressed to us at the office of Bell Investment
        Group, Inc, 75 Maiden Lane - 10th Floor, New York, NY 10038. Notices to you shall be deemed to have been duly given if faxed or mailed to you at the address to which this letter is addressed.

18. If you desire to purchase any of the Common Stock, please confirm your application by signing and returning to us your confirmation on the duplicate copy of this letter enclosed herewith even though you have previously advised us thereof by telephone or facsimile.

Dated:  __________, 1998

                                            Bell Investment Group, Inc.

                                       By: _________________________________

Accepted and agreed:

this ____ day of                      , 1998.



By: __________________________________




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